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                                                                    Exhibit 10.2



$2,000,000.00                                               February 18, 1998

FOR VALUE RECEIVED, the undersigned promises to pay to the order of Wareforce, Inc., a California corporation ("Wareforce"), at 2361 Rosecrans Avenue, El Segundo, California 90245, or at such other address as the holder of this Note shall from time to lime designate, the principal sum of Two Million Dollars ($2,000,000.00), together with interest thereon until paid in full at the rate of Seven and One Half Percent (7.5%) per annum. Principal shall be paid in full on or before the tenth anniversary of the date of this Note. Accrued interest shall be paid on or before the first day of each calendar quarter commencing April 1, 1998, and on the date principal is due and payable. Each payment shall be credited first to interest, if any then due, and the remainder to principal. Principal and interest shall be payable in lawful money of the United States of America. The undersigned shall have the right to prepay all or any portion of the principal sum hereof at any time without penalty.

        Upon the occurrence of any Event of Default, as defined below, the entire balance of principal together with all accrued interest thereon shall, at the option of Wareforce, without demand or notice, immediately become due and payable. For purposes of this Note, an "Event of Default" shall be the failure of the undersigned to make any payment of principal or interest or other sums payable under this Note which failure remains uncured for a period of fifteen
(15) days following the date of the undersigned's receipt of a notice of default from Wareforce.

        The undersigned agrees to pay all costs and expenses (including reasonable attorneys fees) incurred by the holder of this Note in connection with or related to this Note or the enforcement thereof, whether or not suit be brought. The undersigned hereby waives presentment, demand for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and any and all other notices and demands in connection with the delivery, acceptance, performance, default, or enforcement of this Note. To the fullest extent permitted by law, the
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undersigned waives the statute of limitations in any action brought by the holder in connection with this Note.

        Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing. A notice shall be validly given or made if served either personally or if postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable party at such persons principal business address or primary residence or at such other addresses as the addressee may from time to time designate to the other by notice given in the manner aforesaid.

        This Note may not be transferred, pledged or assigned, directly or indirectly, by Wareforce without the prior written consent of the undersigned. This Note shall be governed and construed in accordance with the laws of the State of California.

                                                  /s/Orie Rechtman
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                                                  ORIE RECHTMAN